SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 5, 2004

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia	0-24958	55-0732247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV	25414-0906
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 304-725-8431

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events

For Immediate Release

Potomac Bancshares Inc. President and CEO Robert F. Baronner Jr. announced the year end (unaudited) results for the one bank holding company located in Charles Town West Virginia.

Net income for the twelve months ended December 31, 2003 was $2.674 million compared to $2.459 million last year, an increase of 8.7%. On a per share basis, basic earnings were $1.53 for the twelve months ended December 31, 2003 compared to $1.37 for the twelve months ended December 31, 2002, an improvement of 11.7%.

Total interest and dividend income for the year ended December 31, 2003 was $10.786 million compared to $11.279 million in 2002, a reduction of 4.4%. We had excellent loan growth; however, interest yields on loans and securities continued to re-price downward during the year which reduced our margin substantially. To compensate for this loss in margin, we concentrated on reducing our funding cost and improving non-interest income. Interest expense for the year was reduced from $2.823 million at December 31, 2002 to $2.235 million, a reduction of 26.3%. Growth of non-interest income was excellent with $2.844 million of production in 2003 compared to $2.097 million in 2002.

Deposits including our daily cash management account grew from $168.3 million in 2002 to $182.5 million in 2003, an increase of 8.4%. Loans net of reserve increased from $115.4 million to $138.3 million, an increase of nearly 20%. In 2003, we concentrated on diversifying our asset pricing mix and moved many of our loans to floating rate indexes. In the short run, this has hurt our net interest margin, however over the long run, we believe this will help improve income as rates increase.

Based on this earnings performance, the Board of Directors approved a first quarter dividend payment of 14 cents per share of common stock. This dividend will be paid on March 1st, 2004 to all shareholders of record on February 15, 2004. It represents an increase of 7.7% over the dividend paid in the first quarter of 2003.

We had many challenges in 2003 which included a nearly flawless computer conversion, record low interest rates, and opening our new branch in Hedgesville. The employees of the bank rose to the occasion and have persevered in a very competitive environment. We are proud of our accomplishments and look forward to serving our shareholders in 2004. Thanks for your support!

Sincerely,

/s/    Robert F. Baronner Jr.

Robert F. Baronner Jr.

President and CEO

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS. Potomac Bancshares is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements—None

(b)	Pro Forma Financial Information—None

(c)	Exhibits—None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

Date February 5, 2004	/s/ Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO